EXHIBIT 99.1

SMTP, Inc. Announces Closing of Public Offering of Common Stock

NASHUA, N.H., February 5, 2014 (GLOBE NEWSWIRE) -- SMTP, Inc. (Nasdaq:SMTP), (the “Company” or “SMTP”), a global provider of email delivery services, today announced the closing of a previously announced underwritten public offering of 1,600,000 shares of its common stock at a public offering price of $6.25 per share. SMTP expects to receive $10,000,000 in gross proceeds, before underwriting discounts and commissions and offering expenses payable by the Company. SMTP has granted the representative of the underwriters a 45-day option to purchase up to 240,000 additional shares of common stock.

SMTP intends to use the net proceeds received from the offering for working capital, other general corporate purposes, and possibly acquisitions of other companies, services or technologies. Presently, the Company has no agreements with any potential acquisition candidates.

Aegis Capital Corp. acted as the sole book-running manager for the offering.

A registration statement on Form S-1 relating to the shares was filed with the Securities and Exchange Commission and is effective. A final prospectus relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC's web site at http://www.sec.gov. Copies of the final prospectus may also be obtained from the offices of Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com, or from the above-mentioned SEC website.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About SMTP, Inc.

SMTP is a provider of services to facilitate email delivery, with a focus on marketing email delivery, but also supporting bulk and transactional sending, reputation management, compliance auditing, abuse processing and issue resolution. Our services provide customers with the ability to increase the deliverability of email with less time, cost and complexity than handling it themselves. SMTP, Inc. is a dividend-paying, publicly-traded company headquartered in Nashua, NH, and can be found on the web at http://www.smtp.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “explores,” “expects,” “anticipates,” “continues,” “estimates,” “projects,” “intends,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, and various other factors beyond the Company's control.

Investor Contact:

Lewis Moorehead

SMTP, Inc.

617-500-0122

lewis@smtp.com